Exhibit 99.1

Pioneer Achieves 51% Year-Over-Year Increase in Revenue, Reaching $40.8 Million

Delivers Positive Full-Year Net Income vs. Net Loss in 2022;

Backlog Surges to $46 Million; up 36% Sequentially;

Expects Continued, Rapid Growth in Revenue, EPS and Operating Margins in 2024;

Guides to $52 to $54 Million in Revenue and $0.31 to $0.34 in EPS for Full-Year 2024

FORT LEE, N.J., April 1, 2024 /PRNewswire/ — Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” or the “Company”), a leader in the design, manufacture, service and integration of electrical power systems, distributed energy resources, power generation equipment and mobile electric vehicle (“EV”) charging solutions, today announced unaudited preliminary financial results for the fourth quarter and 12 months ended December 31, 2023 and provided a business update.

Preliminary Financial Highlights for the Full Year 2023 (Unaudited):

●	Revenue was $40.8 million, as compared to $27.0 million during 2022, an increase of 51.1%.
●	Gross profit was $10.4 million, or a gross margin of 25.5%, as compared to $4.6 million, or a gross margin of 17.1%, for 2022. Gross profit increased 125% and gross margin increased 840 basis points.
●	Loss from operations was $617,000, compared to a loss of $4.0 million during 2022, a $3.4 million improvement year-over-year. The Company recognized $1.5 million of non-cash, stock-based compensation expense during 2023, as compared to $1.0 million during 2022.
●	Net income was $138,000, or $0.01 per share, compared to a net loss of $3.6 million, or $(0.37) per share last year, a tremendous improvement of $3.7 million.
●	The Company had $14.6 million of federal net operating loss carryforwards as of December 31, 2023.
●	Total backlog surged to $45.9 million as of December 31, 2023, up 36% as compared to $33.6 million as of September 30, 2023, and up 23% as compared to $37.2 million as of December 31, 2022.

Business Highlights for the Full Year 2023

●	Delivered a significant increase in mobile charging power via its suite of e-Boost© charging products during 2023; 7,500 charging sessions/220mwh of mobile charging power compared to 350 charging sessions/7.5mwh during 2022.

●	Delivered $9 million of E-Bloc product and related equipment to one of the world’s largest automakers for their new EV design and manufacturing campus.
●	Delivered $6 million of E-Bloc products and related equipment to three water districts located in California as part of their efforts to decrease their grid reliance.
●	Introduced and immediately booked orders for a new and innovative E-Bloc solar microgrid series of equipment.
●	Awarded a three-year service agreement from a large U.S. cellular carrier valued at approximately $5 million over three years.
●	Completed a turnkey distributed generation project at Miami International Airport valued at approximately $700,000.
●	Delivered six new e-Boost units to customers, doubling deliveries compared to 2022.

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, “We delivered a record $40.8 million in revenue during 2023, representing rapid growth of more than 50% over last year, primarily due to increased sales of our E-Bloc power systems and related equipment, despite a shift in the timing from the fourth quarter of 2023 to throughout 2024 of certain orders valued at approximately $4.5 million. Momentum continues to strengthen with our E-Bloc product as governments, utilities and commercial enterprises seek solutions that address the rapidly increasing need for more power. In tandem with our revenue growth, gross margins expanded to 25.5% during 2023.”

“Today’s grid infrastructure will not be able to meet the accelerating demand for power for many years to come,” Mazurek continued. “Our E-Bloc series of products such as our solar micro grid line, mini substations, and our charge port series support the installation and throughput of distributed power generation resources and, indeed, enable the deployment of electrical power with greater speed and efficiency. The surge in orders for our E-Bloc product is a strong indicator of the traction we are experiencing. With additional product launches planned in 2024, we believe there is tremendous opportunity for additional revenue and earnings growth as well as margin expansion.”

Mazurek concluded, “We are aggressively marketing our suite of e-Boost mobile EV charging products to electric bus and truck manufacturers, fleet management companies, municipalities and EV infrastructure providers. As awareness of these solutions expands, actual orders for e-Boost have similarly surged, making it a significant driver of the increase in our order backlog at year end. The increasing adoption of electric vehicles by school districts and municipalities, indeed, the overall electrification of all means of transportation, airport ground service equipment and even construction and agricultural equipment, provide a strong tailwind for continued growth in this portion of our business. Strong market demand, a robust backlog and a steady generation of new opportunities give us a high level of confidence for an even stronger and more profitable 2024.”

Preliminary Fourth Quarter 2023 Financial Results (Unaudited)

Revenue

Consolidated revenue for the three months ended December 31, 2023, was $7.7 million, a decrease of 19%, as compared to $9.5 million during the fourth quarter of last year, primarily due to the timing of certain orders shifting from the fourth quarter of 2023 to throughout 2024. Revenue from the Electrical Infrastructure segment decreased by 31%, and revenue from the Critical Power segment increased by 23% during the fourth quarter of 2023 as compared to the same period last year.

Gross Profit/Margin

Consolidated gross profit for the fourth quarter of 2023 was $1.8 million, or 22.7% of revenue, compared to $2.8 million, or 29% of revenue, for the same period in 2022. The decrease in consolidated gross profit and margin is primarily due to the reduction in revenue as a result of certain orders shifting from the fourth quarter of 2023 to 2024.

Operating Income (Loss)

For the three months ended December 31, 2023, loss from operations was $1.2 million, as compared to income from operations of $759,000 during the fourth quarter of 2022, a decrease of approximately $2.0 million.

Net Income (Loss)

The Company’s net loss during the three months ended December 31, 2023, was $689,000, or $(0.07) per basic and diluted share, as compared to net income of $948,000, or $0.10 per basic and diluted share, during the same period last year.

Preliminary Full Year 2023 Financial Results (Unaudited)

Consolidated revenue for the 12 months ended December 31, 2023, was $40.8 million, an increase of 51% compared to $27.0 million for the 12 months ended December 31, 2022. Revenue from the Electrical Infrastructure segment increased by 71%, and revenue from the Critical Power Solutions segment increased by 16% for 2023 as compared to last year.

Gross profit for 2023 was $10.4 million, or 25.5% of revenue, compared to $4.6 million, or 17.1% of revenues, for last year, an increase of $5.8 million or 840 basis points.

Operating loss was $617,000 for the year ended December 31, 2023, as compared to $4.0 million for the year ended December 31, 2022, an improvement of $3.4 million. The Company’s net income for 2023 was $138,000, or $0.01 per basic and diluted share, compared to a net loss of $3.6 million, or ($0.37) per basic and diluted share, for 2022.

Preliminary Balance Sheet (Unaudited)

As of December 31, 2023, the company had working capital of $13.2 million, including $7.5 million of cash, compared to working capital of $14.1 million, including $10.3 million of cash on hand at December 31, 2022.

2024 Outlook

Management expects revenue of $52 to $54 million for the full year 2024, which represents year-over-year growth of approximately 30% and EPS of $0.31 to $0.34.

The foregoing projected outlook constitutes forward-looking information and is intended to provide information about management’s current expectations for the Company’s 2024 fiscal year. Although considered reasonable as of the date hereof, this outlook, and the underlying assumptions may prove to be inaccurate. Accordingly, actual results could differ materially from the Company’s expectations as set forth herein. See “Forward-Looking Statements”.

In preparing the above outlook, the Company assumed, among other things, (i) that the Company’s backlog orders will translate into revenue, (ii) that the Company will be able to satisfactorily complete and deliver all orders and (iii) the timely payment by customers for all billings. This section includes forward-looking statements. See “Forward-Looking Statements”.

Earnings Conference Call:

Management will host a conference call Monday, April 1, 2024, at 5 p.m. Eastern Time to discuss Pioneer’s 2023 fourth quarter and full-year 2023 financial results with the investment community.

Anyone interested in participating should call 1-800-267-6316 if calling within the United States or 1-203-518-9783 if calling internationally. When asked, please reference conference ID: PIONEER.

A replay will be available until Monday, April 8, 2024, which can be accessed by dialing 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Please use Access ID: 11155248 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at https://viavid.webcasts.com/starthere.jsp?ei=1662001&tp_key=d705ac3c63.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a leader in the design, manufacture, integration, refurbishment, service and distribution of electric power systems, distributed energy resources, power generation equipment and mobile EV charging solutions for applications in the utility, industrial and commercial markets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully increase its revenue and profit in the future, (ii) general economic conditions and their effect on demand for electrical equipment, (iii) the effects of fluctuations in the Company’s operating results, (iv) the fact that many of the Company’s competitors are better established and have significantly greater resources than the Company, (v) the Company’s dependence on two customers for a large portion of its business, (vi) the potential loss or departure of key personnel, (vii) unanticipated increases in raw material prices or disruptions in supply, (viii) the Company’s ability to realize revenue reported in the Company’s backlog, (ix) future labor disputes, (x) changes in government regulations, (xi) the liquidity and trading volume of the Company’s common stock, (xii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event, and (xiii) risks associated with litigation and claims, which could impact our financial results and condition.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q, respectively. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

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